Exhibit 99.1

Point Energy Partners Operating, LLC

Consolidated Financial Statements as of and

for the Years Ended December 31, 2023 and 2022

and Independent Auditor’s Report

POINT ENERGY PARTNERS OPERATING, LLC

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022:

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Changes in Member’s Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7–19

Supplemental oil, NGL and natural gas disclosures (unaudited)	20–23

INDEPENDENT AUDITOR’S REPORT

To the Board of Managers of Point Energy Partners Operating, LLC

Opinion

We have audited the consolidated financial statements of Point Energy Partners Operating, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Required Supplementary Information

Accounting principles generally accepted in the United States of America require that the supplemental information related to oil and natural gas producing activities on pages 20 to 23 be presented to supplement the basic financial statements. Such information is the responsibility of management and, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 10, 2024

POINT ENERGY PARTNERS OPERATING, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$6,063,822	$3,376,727
Accounts receivable	26,969,238	28,955,400
Accounts receivable—related party	260,730	342,313
Current derivative assets	7,054,015	196,765
Prepaid and other assets	13,835,586	2,470,792

Total current assets	54,183,391	35,341,997

PROPERTY AND EQUIPMENT:
Oil and natural gas properties, at cost, using the full cost method of accounting proved property	1,023,008,574	592,487,452
Other property and equipment	1,224,459	346,447
Less accumulated depletion and depreciation	(146,464,617)	(92,529,793)

Total property and equipment — net	877,768,416	500,304,106
OTHER NON-CURRENT ASSETS:
Right of use assets	1,309,427	1,633,634
Linefill Inventory	1,325,520	—
Non-current derivative assets	1,219,074	58,716

TOTAL ASSETS	$935,805,828	$537,338,453

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$135,865,253	$66,815,666
Accrued expenses	9,809,168	8,146,456
Current derivative liabilities	—	6,079,165
Current operating lease liabilities	804,204	623,435
Royalty payable	25,094,569	5,969,788

Total current liabilities	171,573,194	87,634,510

NONCURRENT LIABILITIES:
Line-of-credit—net	372,087,003	212,542,457
Non-current derivative liabilities	30,511	712,930
Non-current operating lease liabilities	515,117	1,049,244
Non-current royalty payable	—	5,045,198
Asset retirement obligation	4,805,281	2,860,180
Deferred Income	1,588,265	—

Total non-current liabilities	379,026,177	222,210,009
MEMBER’S EQUITY	385,206,457	227,493,934

TOTAL LIABILITIES AND MEMBER’S EQUITY	$935,805,828	$537,338,453

The notes to consolidated financial statements are an integral part of these statements.

POINT ENERGY PARTNERS OPERATING, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
REVENUES:
Oil and natural gas sales	$332,620,097	$280,377,454
Salt water disposal sales	1,775,177	1,268,738
Realized loss on derivatives	(4,173,862)	(36,078,027)
Unrealized gain on derivatives	14,779,192	7,948,564

Total revenues	345,000,604	253,516,729

OPERATING COSTS AND EXPENSES:
Depletion and depreciation expense	72,933,077	51,657,130
Lease operating	51,980,536	31,296,222
Workover costs	25,686,825	17,330,912
Production and ad valorem tax	16,560,232	12,127,206
General and administrative	7,699,088	5,169,405
Accretion expense	273,492	182,682

Total operating costs and expenses	175,133,250	117,763,557

OPERATING INCOME	169,867,354	135,753,172

OTHER INCOME (EXPENSE):
Interest expense	(27,275,703)	(14,202,113)
Other income	69,399	450
Right of use asset lease expense—operating leases	29,151	(39,045)

Total other income (expense)	(27,177,153)	(14,240,708)
State income tax expense	—	—

NET INCOME	$142,690,201	$121,512,464

The notes to consolidated financial statements are an integral part of these statements.

POINT ENERGY PARTNERS OPERATING, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Contributed Capital	Retained Earnings (Deficit)	Total
BALANCE—December 31, 2021	$84,393,570	$21,587,900	$105,981,470
Net income	—	121,512,464	121,512,464

BALANCE—December 31, 2022	84,393,570	143,100,364	227,493,934
Contributions	15,022,322	—	15,022,322
Net income	—	142,690,201	142,690,201

BALANCE—December 31, 2023	$99,415,892	$285,790,565	$385,206,457

The notes to consolidated financial statements are an integral part of these statements.

POINT ENERGY PARTNERS OPERATING, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$142,690,201	$121,512,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and depreciation expense	72,933,077	51,657,130
Accretion expense	273,491	182,682
Amortization of debt issuance costs	1,821,979	1,710,793
Unrealized (gain) loss on derivative contracts	(14,779,192)	(7,948,564)
Non-cash lease expense	(29,151)	39,045
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,985,865	(14,413,538)
Decrease (increase) in accounts receivable—related party	81,878	430,907
Decrease in prepaids and other assets	(2,150,377)	(1,988,115)
Increase (decrease) in accounts payable	(1,463,319)	(900,884)
Increase in accrued expenses	(3,023,141)	2,074,435
Increase in royalty payable	14,093,189	7,608,800

Net cash provided by operating activities	212,434,500	159,965,155

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of oil and natural gas properties	(483,227,026)	(267,080,003)
Proceeds from sale of oil and natural gas properties	101,350,000	11,390,450
Purchase of other property and equipment	(615,268)	(85,589)

Net cash used in investing activities	(382,492,294)	(255,775,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(3,461,050)	(3,673,704)
Proceeds from line-of-credit	252,183,617	155,000,000
Payments on line-of-credit	(91,000,000)	(60,000,000)
Proceeds from capital contributions	15,022,322	—

Net cash provided by financing activities	172,744,889	91,326,296

NET CHANGE IN CASH	2,687,095	(4,483,691)
CASH—Beginning of year	3,376,727	7,860,418

CASH—End of year	$6,063,822	$3,376,727

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additions and revisions to asset retirement obligations	$1,671,610	$1,557,001

Oil and gas property purchases included in accounts payable	$121,872,602	$16,082,817

Accrued oil and natural gas properties	$9,000,000	$318,585

The notes to consolidated financial statements are an integral part of these statements.

POINT ENERGY PARTNERS OPERATING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1.	ORGANIZATION

Nature of Operations—Point Energy Partners Operating, LLC (the Company), was formed on May 31, 2018. The primary purpose of the Company is for the acquisition, exploration, development and production of oil and natural gas properties located in Texas and New Mexico.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of Point Energy Partners Royalty GP, LLC, Point Energy Partners Water, LLC, and Point Energy Partners, Royalty, LLC. All intercompany transactions have been eliminated.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period.

The Company’s most significant estimates relate to estimates for depletion on its oil and natural gas properties, asset retirement obligations and fair value of derivatives. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Accounts Receivable—Accounts receivable are stated at the amount the Company expects to collect. The Company’s receivables are derived from oil and natural gas sales earned from its net revenue interests. The ability to collect is dependent upon the general economic conditions of the oil and natural gas industry. The Company has not provided an allowance for doubtful accounts based on management’s expectations that all receivables at period end will be fully collectible.

Prepaid Expenses—Prepaids are advanced payments for services and are expensed over the useful lives of the agreement and are included in prepaid and other assets.

Inventory—Inventory consists of well equipment and drilling materials that is held for use in the development of oil and gas properties. Inventories are valued at the lower of cost and net realizable value. Inventory is periodically evaluated for potential impairment based on the expected future use of the inventory held. No impairment expense was recorded for the years ended December 31, 2023 and 2022. Well equipment and drilling materials purchased in advance totaled $9,638,063 and $0 as of December 31, 2023 and 2022, respectively and is recorded in prepaid and other assets on the consolidated balance sheet.

Oil and Natural Gas Properties—The company applies the full cost method of accounting for oil and natural gas properties. Accordingly, all costs incurred in the acquisition, exploration, and development of oil and natural gas reserves are capitalized.

Depreciation, depletion and amortization of proved oil and natural gas properties are computed on the units-of-production method, using estimates of the underlying proved reserves. Capitalized costs of unproved properties and major development projects are excluded from amortization until proved reserves associated with the properties can be determined or until impairment occurs. The Company recorded $72,751,957 in depletion expense related to oil and natural gas properties for the year ended December 31, 2023 and $51,619,134 for the year ended December 31, 2022 which is included in depletion and depreciation expense on the consolidated statements of operations. During the year ended December 31, 2023, the Company sold certain oil & gas properties and received proceeds totaling $101 million. The sales of these royalty interests did not result in a substantial change; therefore all proceeds were recorded as a reduction to the full cost pool within oil and gas properties.

In February 2023, the Company entered into an agreement for the acquisition of certain oil and gas properties and related assets. The net final purchase price totaled $80 million with $73 million allocated to proved developed producing properties and $7 million to midstream related assets.

In determining impairments for oil and natural gas properties, the capitalized costs are subject to a “ceiling test,” which generally limits unamortized capitalized costs to the discounted future net revenues from proved reserves, based on the average of the last day prices of the previous twelve months and operating conditions, plus the lower of cost or fair market value of unproved properties. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas, in which case the gain or loss is recognized in income. No impairment expense was recorded for the years ended December 31, 2023 and 2022.

Other Property and Equipment—Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not extend the life of the related assets are charged to expense as incurred. Upon retirement or sale of the assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statement of operations for the period.

The estimated useful lives and cost of other property and equipment by asset type as of December 31, 2023 and 2022 are as follows:

	Useful Life	2023	2022
Office furniture and equipment	7 years	$663,013	$184,339
Buildings and improvements	5 years	561,446	162,108

		$1,224,459	$346,447

The Company recorded $181,120 in depreciation expense for year ended December 31, 2023 and $37,996 for the year ended December 31, 2022 which is included in depletion and depreciation expense on the consolidated statements of operations.

Asset Retirement Obligations—Asset retirement obligations (ARO) are recorded under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 410 which requires the fair value of a liability related to the retirement of long-lived assets to be recorded at the time a legal obligation is incurred, if the liability can be reasonably estimated.

A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and recognized in the period incurred. A liability is incurred when a well is drilled and completed. The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and natural gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated present value of the asset’s inception with an offsetting increase to proven oil and natural gas properties on the balance sheet. After recording these amounts, accretion of the discount of the estimated liability is recorded as an expense over the life of the asset.

The asset retirement obligation as of December 31, 2023 and 2022 consisted of the following:

	2023	2022
Asset retirement obligation — beginning of period	$2,860,180	$1,120,497
Additions during the period	1,653,998	1,165,066
Wells sold	—	—
Revisions of estimates	21,434	391,935
Accretion of discount	269,669	182,682

Asset retirement obligation — end of period	$4,805,281	$2,860,180

Derivatives—The Company utilizes certain derivative financial instruments to reduce the effects of volatility of future oil and natural gas prices. The Company generally utilizes over-the-counter instruments, which are subject to more credit risk than exchange-traded futures contracts. Management does not believe this risk is significant as it only uses highly rated counterparties, however, it generally does not require collateral. The Company is party to master netting arrangements for transactions that occur on the same date which may reduce the Company’s maximum loss due to credit risk. In addition, the derivatives used by the Company are subject to risk from changes in prices of the underlying commodity.

The Company recognizes all derivatives in the balance sheet at fair value on a net basis. Derivatives that do not qualify or have not been designated for hedge accounting must be adjusted to fair value through income. Cash flows from derivative activity are classified in the same category as the cash flows from the sales of oil and gas and the change in fair value is reported separately as change in fair value of derivatives on the statement of operations. The derivatives were not designated or accounted for as hedges. See Note 4 for additional disclosures regarding derivative contracts.

Revenue Recognition—The Company recognizes revenues from the sales of oil and natural gas to its purchasers in the Company’s statements of operations.

The Company enters into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss, and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.

Oil Contracts—The Company’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. Oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Company’s statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts—The majority of the Company’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Company’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Company receives a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Company receives natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Company’s statements of operations. Marketing and Transportation fees of $9,179,869 and $5,990,672 were recognized in net natural gas and liquids sales during the years ended December 31, 2023 and 2022, respectively.

Salt Water Disposal Contracts—The Company’s salt water disposal contracts transfer physical custody and title at delivery points which are near the customers’ producing oil and gas properties, which is generally when control of the produced water has transferred to the Company for services to be performed under the contract. The salt water disposal services are performed under contracts using fee-based pricing. Revenue is recognized for each unit of produced salt water that is gathered and disposed at the price per unit specified in the contract.

Disaggregated revenue from contracts with customers consist of the following at December 31:

	2023	2022
Oil sales	$308,084,473	$244,166,814
Natural gas sales	9,002,068	19,585,782
Natural gas liquid sales	24,713,425	22,615,530
Marketing and transportation	(9,179,869)	(5,990,672)

Net oil, natural gas and natural gas liquids sales	332,620,097	280,377,454
Salt water disposal sales	1,775,177	1,268,738

Net sales	$334,395,274	$281,646,192

The Company had receivables from contracts with customers of $19,461,188 as of December 31, 2023, $27,182,293 as of December 31, 2022, respectively.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Concentration of Credit Risk—The Company regularly maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

The Company’s accounts receivable consists primarily of amounts due from oil and natural gas purchasers. Certain purchasers are affected by periodic downturns in the oil and natural gas industry. The Company believes the credit-related losses due to economic fluctuations will not be significant to the Company’s results of operations.

Fair Value of Financial Instruments—Financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, derivatives and debt. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the highly liquid nature of these short-term instruments. The carrying amount of debt approximates fair value based upon the floating interest rates payable on the Credit Agreement. Derivatives are recorded at fair value as discussed below.

Income Taxes—The Company is a limited liability company for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the separate tax returns of its members. The consolidated financial statements do not reflect a provision for federal income taxes.

Under the centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the Company instead of from each partner. The Company may be able to pass the adjustments through to its members by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

The Company is subject to the Texas Margin Tax. For the year ended December 31, 2023 and 2022, the Company incurred margin tax expense of $0 and $0, respectively.

The Company recognizes in its consolidated financial statements the financial effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Company’s status as a pass-through entity for federal income taxes and state filing requirements have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination.

Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits. As of December 31, 2023, the Company’s tax year of 2020 and thereafter, remains subject to examination per Internal Revenue Service and the state of Texas guidelines.

Fair Value Measurements—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows:

Level 1 Inputs: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 Inputs: Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as the reporting date.

Level 3 Inputs: Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input to the fair value measurement requires judgement and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

The company’s derivative contracts are carried at fair value under ASC Topic 820, Fair Value Measurements and Disclosures. The fair value is based upon independently sourced market parameters. The fair value is estimated using forward-looking price cures and discounted cash flows that are observable or that can be corroborated by observable market data, and therefore, are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022:

	December 31, 2023
Assets	Level 1	Level 2	Level 3	Total
Oil and natural gas commodity contracts	$—	$8,273,089	$—	$8,273,089

Liabilities	Level 1	Level 2	Level 3	Total
Oil and natural gas commodity contracts	$—	$(30,511)	$—	$(30,511)

	December 31, 2022
Assets	Level 1	Level 2	Level 3	Total
Oil and natural gas commodity contracts	$—	$255,481	$—	$255,481

Liabilities	Level 1	Level 2	Level 3	Total
Oil and natural gas commodity contracts	$—	$(6,792,095)	$—	$(6,792,095)

The Company’s oil and natural gas commodity contracts are included on the consolidated balance sheet in current derivative assets, non-current derivative assets, current derivative liabilities and long-term derivative liabilities.

Leases—In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, including subsequent related ASU amendments, that supersedes Accounting Standards Codification (ASC) 840 Leases and replaces it with ASC 842 Leases. The Company follows this accounting guidance for its leasing arrangements.

3.	CREDIT AGREEMENT

On June 7, 2018, the Company entered into a five-year Credit Agreement (the Credit Agreement) with a third party. On January 31, 2020, the Credit Agreement was amended, and the administrative agent was changed to another third party. In June of 2022 the Credit Agreement was amended and restated and will mature on June 30, 2025 with a maximum credit amount of $500 million. In December 2022 the Credit Agreement was amended to increase the aggregated elected commitment amount to $236,377,907. Additionally, the Company amended its credit agreement to increase the borrowing base in March, July and November 2023 to $300 million, $250 million and $425 million, respectively. The Credit Agreement is guaranteed by the collateral as defined by in the amended and restated Guaranty Agreement dated June 30, 2022, which includes a pledge of substantially all of the Company’s assets. In connection with entering into the Credit Agreement, for the year ending December 31, 2023 and 2022, the Company incurred debt issuance costs of $3,461,050 and $3,644,302, and amortizes the debt issuance costs monthly. Amortization expense recorded for the year ended December 31, 2023 and 2022 was $1,821,979 and $1,681,391, respectively, and is included in interest expense on the consolidated statement of operations.

Amounts outstanding under the Credit Agreement bear interest at the Company’s option of the Alternate Base Rate, plus applicable margin or the SOFR, plus applicable margin. Under the Alternate Base Rate and SOFR Option, interest will be at the Applicable Base Rate plus the applicable interest margin.

The Company had borrowings outstanding of $375 million and $215 million on the Credit Agreement as of December 31, 2023 and 2022. Outstanding letters of credit included in line-of-credit, net, is $0 as of December 31, 2023 and 2022.

Availability under the Credit Agreement is subject to a borrowing base determined in the lenders’ discretion consistent with normal and customary oil and natural gas lending practices. The borrowing base shall be re-determined twice annually. The borrowing base may also be re-determined upon the occurrence of certain events. The borrowing base on the Credit Agreement was approximately $425 million and $250 million at December 31, 2023 and 2022.

The Credit Agreement contains negative covenants that limit the Company’s ability, among other things, to incur additional indebtedness, sell assets, enter into certain hedging contracts, change the nature of its business or operations, merge, consolidate, or make investments. In addition, the Company is required to maintain a current ratio (as defined in the credit agreement) of no less than 1.0 to 1.0, a net leverage ratio (as defined in the credit agreement) of no greater than 3.0 to 1.0.

At December 31, 2023 the Company was not compliant with certain negative covenants. In April 2024, the Company received a waiver on non-compliant covenants at and for the year-ended December 31, 2023.

Cash paid for interest for the years ended December 31, 2023 and 2022 was $27,222,405 and $12,389,528, respectively.

4.	COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage its exposure to commodity and interest rate volatility, support the Company’s capital budget and expenditure plans and support the economics associated with acquisitions by stabilizing cash flows.

The Company does not enter into derivative instruments for speculative or trading purposes. The Company accounts for derivatives in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activity. Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instrument of operations as they occur.

Commodity derivative instruments may take the form of collars, swaps or other derivatives indexed to WTI, NYMEX or other commodity price indexes.

Such derivative instruments will not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and spot markets where the Company’s production is sold, and are authorized by the Board of Directors. Derivatives expected to be realized as related production occurs, but may be terminated earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated. The Company’s crude oil derivative positions consist of puts and calls. The periods covered, notional amounts, fixed price and related commodity pricing index of the Company’s outstanding oil and natural gas derivative contracts as of December 31, 2023 and 2022 are set forth in the table below:

2023
Crude Oil
Period	Transaction Type	Volume BBLs	Contract Price ($)
2024	Collar	2,202,000	$60.64-$85.00
2024	Swap	1,355,000	$75.06
2025	Collar	1,323,000	$56.50-$82.26
2025	Swap	174,000	$67.08

Natural Gas
Period	Transaction Type	Volume MMBTU	Contract Price ($)
2024	Collar	5,110,000	$2.76-$4.48
2024	Swap	271,500	$3.62
2025	Collar	2,123,000	$2.98-$4.73
2025	Swap	257,000	$4.37

2022
Crude Oil
Period	Transaction Type	Volume BBLs	Contract Price ($)
2023–2024	Swap	200,000	$63.15–$64.8
2023–2024	Put	(1,352,500)	$55.00–$80.00
2023–2024	Call	363,000	$65.10–$116.25
2023–2024	Collar	116,000	$65.10–$85.1

Natural Gas
Period	Transaction Type	Volume MMBTU	Contract Price ($)
2023–2024	Put	(1,501,000)	$2.50–$3.75
2023–2024	Call	1,319,000	$2.97–$9.01
2023–2024	Collar	593,000	$3.00–$6.48

Unrealized gain (loss) on derivative instruments for the year ended December 31, 2023 and 2022 was $14,779,192 and $7,948,564.

5.	MEMBER’S EQUITY

The Company is owned by its member, Point Energy Partners Petroleum, LLC, and its investment members (collectively, members). According to the Limited Liability Company (LLC) agreement (LLC Agreement), members of the Company committed to $101.3 million in capital contributions. As of December 31, 2023 and 2022 the members had contributed $99,415,893 and $84,393,570, respectively, under this agreement. Earnings and losses of the Company are allocated to the members as set forth in the LLC Agreement, which are not necessarily consistent with each member’s ownership interest. Distributions will be made at the proportion relative to ownership percentage interests, except in the case of an exit event. In the case of an exit event payments are made to shareholders based on the Limited Liability Company agreement.

Certain members of Point Energy Partners Petroleum, LLC granted profits interests in form of Class B Units to employees of Point Energy Management, LLC who are working for the benefit of the Company. Class B unitholders are entitled to participate in distributions pursuant to a waterfall calculation as specified within the applicable amended and restated LLC agreements.

These units are subject to a time vesting schedule of three to four years whereby 25% or 33% vest on each anniversary of the grant date. Outstanding unvested units also vest upon a liquidity event which management believes is currently not probable of occurrence. If the holder’s employment terminates for cause or the holder leaves for any reason, vested and unvested units are forfeited. If the holder’s employment is terminated by the employer without cause, then any unvested units held by the holder are forfeited.

The Class B Units are accounted for as a profit-sharing arrangement with distributions charged to compensation expense and an associated liability recorded at the date a payment becomes probable and reasonably estimable. No compensation expense has been recorded to date for these units.

6.	LEASES

The Company leases its operating and office facilities under long-term, non-cancelable operating lease agreements. These leases expire at various dates through 2028 and provide for renewal options, which the Company has evaluated whether it is reasonably certain to renew. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets, and operating lease liabilities on the consolidated balance sheets. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the leases do not provide an implicit rate, the Company uses a risk-free rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend the lease and are included when it is reasonably certain that the option will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

In evaluating contracts to determine if they qualify as a lease, the Company considers factors such as if it has obtained substantially all of the rights to the underlying asset through exclusivity, if it can direct the use of the asset by making decisions about how and for what purpose the asset will be used and if the lessor has substantive substitution rights. This evaluation may require significant judgment.

The Company made the following significant assumptions and judgments in identifying leases, allocating consideration, and determining the lease term and the discount rate:

•	Useful life of the leased asset

•	Fair value of the leased asset

None of the Company’s lease agreements contain contingent rental payments, material residual value guarantees or material restrictive covenants. The depreciable life of related leasehold improvements is based on the shorter of the useful life or the lease term. The Company has no finance leases, and no lease agreements in which it is named as a lessor. The Company performs interim reviews of its long-lived assets for impairment when evidence exists that the carrying value of an asset group, including a lease asset, may not be recoverable, and the Company did not recognize an impairment expense associated with operating lease assets during 2023 or 2022.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. However, by electing by class of underlying asset the available practical expedient, the Company has elected to account for the lease and non-lease components as a single lease component, which may cause variability in future lease payments as the amount of non-lease components is revised from one period to the next. These variable lease payments, which are primarily comprised of common area maintenance that are passed on from the lessor, are recognized in operating expenses in the period in which the obligation for those payments was incurred.

The components of lease expense, cash flow information, and other information for the years-ended December 31, 2023 and 2022 were as follows:

	2023	2022
Operating lease cost (included in general and administrative expenses in the Company’s consolidated statements of operations	$317,961	$306,758
Operating lease cost (included in lease operating expenses in the Company’s consolidated statements of operations	308,718	65,406
Operating lease assets obtained in exchange for lease liabilities	1,969,930	1,969,930
Weighted average remaining lease term—operating leases (years)	3.0	3.1
Weighted average discount rate—operating leases	8.0%	8.0%

The supplemental balance sheet information related to leases for the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
Long-term right of use assets	$1,309,427	$1,633,634

Short-term operating lease liabilities	$804,204	$623,435
Long-term operating lease liabilities	515,117	1,049,244

Total operating lease liabilities	$1,319,321	$1,672,679

Maturities of the Company’s lease liabilities are as follows:

Year Ending
December 31, 2023
2024	$650,913
2025	423,195
2026	352,452
2027	360,197
2028	214,256
Less: imputed interest	(681,692)

$1,319,321

7.	RELATED PARTY TRANSACTIONS

Point Energy Management, LLC (PEM), an entity under certain common ownership, provides for management, operational, general and administrative, and other similar services necessary and sufficient or appropriate to conduct the affairs of the Company. The Company provides reimbursement of actual direct and indirect expenses in connection with the services of operating the Company provided by employees of PEM. During the years ended December 31, 2023 and 2022, the Company reimbursed approximately $3,900,000 and $2,600,000 of included with general and administrative expense on the consolidated statement of operations.

At December 31, 2023 and 2022 the Company had receivables PEM of $183,136 and $218,679 from PEM, for reimbursement of operating costs. The Company also had receivables from Point Energy Permian, LLC, an entity under certain common ownership for reimbursement of operating costs at December 31, 2023 and 2022 of $75,740 and $122,075.

8.	COMMITMENTS AND CONTINGENCIES

The Company is party to ongoing legal proceedings in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, the Company does not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity.

The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. The Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2023, through April 10, 2024 the date which the consolidated financial statements were available to be issued.

In April 2024 the Company amended its credit agreement dated June 30, 2022 with a letter agreement whereby as of December 31, 2023 the required maintenance of a current ratio of not less than 1.00 for the last day of the fiscal quarter ended December 31, 2023 was waived solely with respect to such test date. Additionally, effective as of March 31, 2024, the 1.0 current ratio test was amended for the last day of the fiscal quarter ending March 31, 2024, whereby the Borrower will instead not permit such current ratio as of such date to be less than 0.50 to 1.00.

In addition, in April 2024 the Company amended its credit agreement to increase the borrowing base to $500 million.

******

Supplemental oil, NGL and natural gas disclosures (unaudited)

Costs incurred in oil and natural gas property acquisition, exploration and development activities

The following table presents costs incurred in the acquisition, exploration and development of oil and natural gas properties, with asset retirement obligations included in evaluated property acquisition costs and development costs, for the periods presented:

(in thousands)	Years ended December 31,
	2023	2022
Property acquistion costs:
Evaluated	$103,049	$25,979
Unevaluated
Exploration costs
Development costs	443,836	258,969

Total oil and natural gas properties costs incurred	$546,886	$284,948

Aggregate capitalized oil, NGL and natural gas costs

The following table presents the aggregate capitalized costs related to oil, NGL and natural gas production activities with applicable accumulated depletion and impairment as of the dates presented:

(in thousands)	Years ended December 31,
	2023	2022
Gross capitalized costs:
Evaluated	$1,023,009	$592,487
Unevaluated properties not being depleted
Total gross capitalized costs	1,023,009	592,487
Less accumulated depletion and impairment	(146,228)	(92,474)

Net capitalized costs	$876,781	$500,014

There are zero unevaluated property costs not being depleted as of December 31, 2023 and 2022.

Results of operations of oil, NGL and natural gas producing activities

The following table presents the results of operations of oil, NGL and natural gas producing activities (excluding corporate overhead and interest costs) for the periods presented:

(in thousands)	Years ended December 31,
	2023	2022
Revenues:
Oil, NGL and natural gas sales	$341,800	$286,368
Production costs:
Lease operating	51,981	31,296
Production and ad valorem taxes	16,560	12,127
Oil transportation and marketing expenses	2,337	1,545
Gas gathering, processing and transportation expenses	6,787	4,412

Total production costs	$77,665	$49,381

Other costs:
Depletion	72,752	51,619
Accretion of asset retirement obligation	270	183
Income tax expense	—	—
Total other costs	73,022	51,802

Results of operations	$191,113	$185,185

Net proved oil, NGL and natural gas reserves

Netherland, Sewell & Associates, Inc. the Company’s independent reserve engineers, estimated 100% of the Company’s proved reserves as of December 31, 2023, 2022 and 2021. In accordance with SEC regulations, the reserves as of December 31, 2023, 2022 and 2021 were estimated using the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in three streams: oil, NGL and natural gas.

The SEC has defined proved reserves as the estimated quantities of oil, NGL and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating oil, NGL and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following table reflects the changes in estimated proved reserve quantities of oil, NGL and natural gas for the years ended December 31, 2023 and 2022, all of which are located within the U.S.:

	Oil (MBbl)	NGL (MBbl)	Natural Gas (MMcf)	MBOE
Proved developed and undeveloped reserves:
As of December 31, 2021	34,973	9,354	55,829	53,631
Revisions of previous quantity estimates	(1,033)	(138)	(10,903)	(2,988)
Extensions, discoveries and other additions	12,750	5,587	24,677	22,449
Acquisitions of reserves in place	3,460	1,148	5,078	5,454
Divestitures of reserves in place	(536)	(201)	(1,080)	(917)
Other Adjustments	896	277	1,515	1,426
Production	(1,853)	(473)	(2,946)	(2,817)

As of December 31, 2022	48,656	15,553	72,169	76,238
Revisions of previous quantity estimates	149	(1,886)	(6,870)	(2,882)
Extensions, discoveries and other additions	21,444	7,273	32,715	34,169
Acquisitions of reserves in place	14,390	3,751	18,068	21,152
Divestitures of reserves in place	(2,879)	(1,000)	(4,848)	(4,686)
Other Adjustments	(1,324)	(446)	(2,308)	(2,155)
Production	(2,869)	(861)	(4,354)	(4,455)

As of December 31, 2023	77,568	22,384	104,571	117,380

Proved developed reserves
December 31, 2021	7,212	2,434	11,723	11,600
December 31, 2022	12,934	4,446	23,118	21,233
December 31, 2023	27,325	8,306	41,233	42,504
Proved undeveloped reserves
December 31, 2021	27,760	6,921	44,106	42,032
December 31, 2022	35,723	11,107	49,051	55,005
December 31, 2023	50,243	14,078	63,338	74,877

Standardized Measure of Discounted Future Net Cash Flows

ASC 932 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs, as of December 31, 2023 and 2022 were determined by applying the SEC pricing rule of the average of the first-day-of-the-month over the prior 12 months and the year- end costs to the estimated quantity to be produced. Estimates are made of quantities of proved reserves expected to be produced based on continuation of the economic conditions applied for that year. Any effect from the Company’s commodity hedges is excluded while estimates for abandonment are included, Actual future prices realized and costs could be lower or higher than the prices and costs used in computing the standardized measure of discounted future net cash flows. The Company has no estimated future tax expense as income taxes are calculated at the partner level and the Company itself remits no income tax. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor. These assumptions used are prescribed by the FASB and do not necessarily reflect our expectations of actual revenue nor the reserves present worth. The Company states that these are solely estimates of proved reserve quantities, whereby future schedules may be revised and the 10% discount rate is arbitrary.

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented:

(in thousands)	Years ended December 31,
	2023	2022
Future cash inflows	$6,746,779	$5,554,963
Future production costs	(1,752,840)	1,016,397
Future development costs	(643,076)	571,896
Future income tax expense	—	—

Future net cash flows	4,350,864	3,966,670
10% discount for estimated timing of cash flows	(1,975,729)	(1,950,529)

Standardized measure of discounted future net cash flows	$2,375,135	$2,016,141

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented. Production costs includes severance and ad valorem taxes.

(in thousands)	Years ended December 31,
	2023	2022
Standardized measure of discounted future net cash flows, beginning of year	$2,016,141	$892,287
Changes in the year resulting from:
Sales, less production costs	(52,947)	(44,700)
Revisions of previous quantity estimates	(29,502)	(64,020)
Extensions, discoveries and other additions	591,150	556,483
Net change in prices and production costs	(670,946)	594,642
Changes in estimated future development costs	73,122	(89,964)
Acquisitions of reserves in place	378,839	127,837
Divestitures of reserves in place	(106,529)	(24,576)
Accretion of discount	201,614	89,229
Net change in income taxes	—	—
Timing differences and other	(25,807)	(21,075)

Standardized measure of discounted future net cash flows, end of year	$2,375,135	$2,016,141